MAINGATE TRUST
INVESTMENT ADVISORY AGREEMENT

This Investment Advisory Agreement (“Agreement”) is entered into as of the 10th day of January, 2011, between MainGate Trust, a Delaware business trust (the “Trust”), and Chickasaw Capital Management, LLC, a Delaware limited liability company (the “Advisor”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company.  The Trust is authorized to create separate series, each with its own separate investment portfolio, and beneficial interest in each such series will be represented by a separate series of shares (the “Shares”); and

WHEREAS, the Advisor is an investment adviser registered under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the Trust desires to retain the Advisor to furnish investment advisory and portfolio management services to the Trust with respect to its initial series listed on Schedule A, as amended from time to time by the parties, and such other series as the Trust and the Advisor shall agree upon (each a “Fund” and, collectively, the “Funds”), and the Advisor is willing to furnish such services and to perform the functions assigned to it under this Agreement for the consideration provided herein;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.  Appointment.  The Trust hereby appoints the Advisor as sole investment adviser of a Fund for the period and on the terms set forth in this Agreement.  The Advisor accepts such appointment and agrees to render the services described herein.   In the performance of its duties, the Advisor will act in the best interests of a Fund and will comply with (a) applicable laws and regulations, including, but not limited to, the 1940 Act, (b) the terms of this Agreement, (c) the Trust’s Agreement and Declaration of Trust (“Trust Agreement”), By-laws and currently effective registration statement under the Securities Act of 1933, as amended, and the 1940 Act, and any amendments thereto, (d) the stated investment objective, policies and restrictions of a Fund, and (e) such other guidelines as the Board of Trustees of the Trust (the “Board”) reasonably may establish.

2.  Duties as Investment Adviser.

(a)           Subject to the supervision of the Board, the Advisor will provide a continuous investment program for a Fund, including investment research and management with respect to all master limited partnership (“MLP”) interests, other securities and investments, cash or cash equivalents held by a Fund.  The Advisor will determine from time to time what MLPs, securities and other investments will be purchased, retained or sold by a Fund, and the portion of the Fund’s assets to be held uninvested, subject always to the Fund’s investment objectives, policies and restriction, each as the same shall form time to time be in effect, and subject further to such policies and instructions as the Board may from time to time establish.  The Advisor will exercise full discretion and act for a Fund in the same manner and with the same force and effect as the Fund itself might or could do with respect to purchases, sales, or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions.

(b)           The Advisor will place orders pursuant to its investment determinations for a Fund either directly with the issuer or through other brokers including, without limitation, affiliated brokers.  In the selection of brokers and the placement of orders for the purchase and sale of portfolio investments for a Fund, the Advisor shall use its best efforts to obtain the best qualitative execution, taking into account such factors as price (including the applicable brokerage commission or dealer spread), the execution capability, financial responsibility and responsiveness of the broker or dealer and the brokerage and research services provided by the broker or dealer.  In using its best efforts to obtain the most favorable price and execution available, the Advisor, bearing in mind a Fund’s best interests at all times, shall consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker involved, the quality of service rendered by the broker in other transactions.  Subject to such policies as the Board may determine, the Advisor shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker that provides brokerage and research services to the Advisor an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker would have charged for effecting that transaction if the Advisor determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker, viewed in terms of either that particular transaction or the Advisor’s overall responsibilities with respect to a Fund and to other clients of the Advisor or its affiliates as to which the Advisor or its affiliates exercise investment discretion.  In no instance will portfolio securities of the Funds be purchased from or sold to the Advisor or any affiliated person of the Advisor.  The Trust agrees that any entity affiliated with the Advisor that is a registered broker-dealer under the Securities Exchange Act of 1934 and a member of the Financial Industry Regulatory Authority (FINRA) is authorized to effect any agency transaction or other transaction for the account of a Fund which is permitted under the 1940 Act and the procedures established by the Board, and that the Trust consents to the retention of compensation for such transactions.

(c)           The Advisor will assist the officers of the Trust in taking such steps as a necessary or appropriate to carry out the decisions of the Board and the appropriate committees of the Board regarding the conduct of the business of the Trust.  The Advisor will provide to the Board on a regular basis any economic and investment analyses or reports concerning a Fund as are reasonably requested by the Board.

(d)           The Advisor will vote all proxies with respect to a Fund’s portfolio securities and provide to the Trust’s administrator a complete proxy voting record with the information required to be included in Form N-PX.

(e)           Any of the foregoing functions with respect to a Fund may be delegated by the Advisor, at the Advisor’s expense, to another appropriate party (including an affiliated party), subject to such approval by the Board and shareholders of the Fund as may be required by the 1940 Act.  The Advisor shall oversee the performance of delegated functions by any such party and shall furnish to the Board quarterly evaluations and analyses concerning the performance of delegated responsibilities by those parties.

3.  Services Not Exclusive.  The services furnished by the Advisor hereunder are not to be deemed exclusive and the Advisor shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.

4.  Books and Records.  In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Advisor hereby agrees that all records which it maintains for the Funds are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust’s request.  The Advisor further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

5.  Expenses.

(a)           During the term of this Agreement, a Fund will bear all expenses not specifically assumed by the Advisor incurred in its operations and the offering of its shares.  Expenses borne by a Fund will include, but not be limited to, the following: (i) brokerage commissions relating to securities purchased or sold by the Fund or any losses incurred in connection therewith; (ii) fees payable to, and expenses incurred on behalf of the Fund, by the Advisor; (iii) expenses of organizing the Fund; (iv) filing fees and expenses relating to the registration, and notice filings of the Fund’s shares under federal or state securities laws and maintaining such registrations, qualifications and notice filings; (v) distribution fees and other expenses that it may be authorized to pay pursuant to Rule 12b-1 under the 1940 Act; (vi) fees and salaries payable to the members of the Board and officers who are not officers or employees of the Advisor or interested persons (as defined in the 1940 Act) of the Trust or any investment subadviser or distributor of the Funds; (vii) taxes (including any income or franchise taxes) and governmental fees; (viii) costs of any liability, uncollectible items of deposit and other insurance or fidelity bonds; (ix) any costs, expenses or losses arising out of any liability of or claim for damage or other relief asserted against the Fund for violation of any law; (x) legal, accounting and auditing expenses, including legal fees of independent counsel or salaries of compliance staff for the independent trustees; (xi) charges of custodians, transfer agents and other agents, including administrative services fees and sub-transfer agency fees; (xii) costs of preparing share certificates; (xiii) expenses of setting in type and printing prospectuses and supplements thereto for existing shareholders, reports and statements to shareholders and proxy material; (xiv) any extraordinary expenses (including fees and disbursements of counsel) incurred by the Fund; and (xv) fees and other expenses incurred in connection with membership in investment company organizations.

(b)           The Advisor will pay the compensation and expenses of any persons rendering any services to a Fund who are officers, directors, equity owners or employees of the Advisor, and will make available, without expense to any Fund, the services of such of the Advisor’s employees who may also be duly elected officers or trustees of the Trust, subject to their individual consent to serve and to any limitation imposed by law.  The Advisor will also pay any expenses incurred in connection with voting proxies with respect to securities held in a Fund’s portfolio.

(c)           A Fund may pay directly any expense incurred by it in its normal operations and, if any such payment is consented to by the Advisor and acknowledged as otherwise payable by the Advisor pursuant to this Agreement, the Fund may reduce the fee payable to the Advisor pursuant to paragraph 6 hereof by such amount.  To the extent that such deductions exceed the fee payable to the Advisor on any monthly payment date, such excess shall be carried forward and deducted in the same manner from the fee payable on succeeding monthly payment dates.  The Advisor may receive reimbursement from a Fund, at such time or times as the Advisor determines, in its sole discretion, for any of the expenses advanced by the Advisor which the Fund is obligated to pay pursuant to Subsection (a) above, and such reimbursement shall not be considered part of the Advisor’s compensation pursuant to this Agreement.

6.  Compensation.  For the services to be rendered and payments to be made as provided in this Agreement, as of the last business day of each month, each Fund will pay the Advisor fee based on its average daily net assets at the annual rate set forth in Schedule B attached hereto.

The average daily value of the net assets of a Fund shall be determined pursuant to the applicable provisions of the Trust Agreement and/or By-laws, or a resolution of the Board, if required.  If, pursuant to such provisions, the determination of net asset value of a Fund are suspended for any particular business day, then, for purposes of this paragraph, the value of the net assets of the Fund as last determined shall be deemed to be the value of the net assets as of the close of the business day, or as of such other time as the value of the Fund’s net assets may be lawfully determined on that day.  If the determination of the net asset value of a Fund has been suspended for a period including such month, the compensation payable at the end of such month shall be computed on the basis of the value of the net assets of the Fund as last determined (whether during or prior to such month).

7.  Limitation of Liability of the Advisor.  The Advisor shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relate, including any act or omission connected with or arising out of any services rendered, or payments made pursuant to this Agreement, except by reason of a loss resulting from the willful misfeasance, bad faith or negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.  Any person, even though also an officer, partner, employee, or agent of the Advisor, who may be or become an trustee, officer, employee or agent of the Trust shall be deemed, when rendering services to the Trust or acting in any business of the Trust, to be rendering such services to or acting solely for the Trust and not as an officer, partner, employee, member, shareholder or agent or one under the control or direction of the Advisor even though paid by it.

8.  Duration and Termination.

(a)           This Agreement shall become effective upon the date that the Trust’s registration statement is declared effective by the Securities and Exchange Commission and shall remain in effect for an initial period of two years; provided, that with respect to a Fund, this Agreement shall not take effect unless it first has been approved by (i) a vote of the majority of those Trustees who are not parties to this Agreement or interested persons of such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) a Fund’s initial shareholder.

(b)           If the shareholders of a Fund are required to approve a new agreement or any subsequent amendment to this Agreement, upon request of the Board, the Advisor will continue to serve or act in such capacity for the Fund for the period of time (not to exceed 150 days) pending receipt of the required shareholder approval of the Agreement, of a new agreement with the Advisor or a different adviser or other definitive action; provided that the compensation to be paid by the Fund to the Advisor for its services will be the lesser of the actual costs incurred by the Advisor in furnishing such services and payments or the amount the Advisor would have received under this Agreement for furnishing such services and payments.

(c)           This Agreement shall remain in full force and effect continuously thereafter until terminated without the payment of any penalty as follows:

(i)  By vote of a majority of its Trustees, or by the affirmative vote of a majority of the outstanding shares of a Fund, the Trust may at any time terminate this Agreement with respect to a Fund by providing not more than 60 days’ written notice delivered or mailed by registered mail, postage prepaid, to the Advisor at its principal offices; or

(ii)  With respect to a Fund, if (A) the Trustees or the shareholders of such Fund by the affirmative vote of a majority of the outstanding shares of the Fund, and (B) a majority of the Trustees who are not interested persons of the Trust or of the Advisor, by vote cast in person at a meeting called for the purpose of voting on such approval, do not specifically approve at least annually the continuance of this Agreement, then this Agreement shall automatically terminate at the close of business on the second anniversary of its execution, or upon the expiration of one year from the effective date of the last such continuance, whichever is later; provided, however, that if the continuance of this Agreement is submitted to the shareholders of a Fund for their approval and such shareholders fail to approve such continuance of this Agreement as provided herein, the Advisor may continue to serve hereunder in a manner consistent with the 1940 Act and the rules and regulations thereunder with respect to the Fund; or

(d)  The Advisor may at any time terminate this Agreement by not less than 90 days’ written notice delivered or mailed by registered mail, postage prepaid to the Trust.

(e)           This Agreement automatically and immediately will terminate in the event of its assignment, except to the extent that the Board authorizes the Advisor to continue to serve hereunder in a manner consistent with the 1940 Act and the rules and regulations thereunder with respect to the Fund.

9.  Fund Closing.    In the event that Advisor no longer wishes to continue managing a Fund, or becomes financially unable to fulfill its obligations, including any expense limitation agreement, the Board may determine to redeem all outstanding shares of the Fund and to cease operations of the Fund.  Advisor hereby agrees to comply with a written plan of liquidation reasonably adopted by the Board; and further agrees to bear all reasonable costs incurred by a Fund in connection with the closing.  Closing costs include, but may not be limited to, fees and expenses of the independent trustees and legal counsel, custodial costs, operating costs incurred during the termination period, insurance costs, administrative fees and expenses incurred in connection with filing final notices or reports required by any regulatory agencies on behalf of the Trust, and fees charged by the Trust’s independent public accountants.

10.  Use of Name.  The Trust and Advisor acknowledge that all rights to the name “MainGate” belong to the Advisor, and that the Trust is being granted a limited license to use such words in the Trust’s, any Fund’s or in any class’ name.  In the event the Advisor ceases to be the adviser to the Funds, the Trust’s right to the use of the name “MainGate” shall automatically cease on the 90th day following the termination of this Agreement.  The right to the name may also be withdrawn by the Advisor during the term of this Agreement upon 90 days’ written notice to the Trust.  Nothing contained herein shall impair or diminish in any respect, the Advisor’s right to use the name “MainGate” in the name of, or in connection with, any other business enterprises with which the Advisor are or may become associated.  There is no charge to the Trust for the right to use this name.

11.  Amendment of This Agreement.  No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment of this Agreement shall be effective until approved by vote of the holders of a majority of each Fund’s outstanding voting securities.

12.           Governing Law.  This Agreement shall be construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof, and the 1940 Act.  To the extent the laws of the State of Delaware conflict with the applicable provisions of the 1940 Act, the latter shall control.

13.  Definitions.  As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person,” and “assignment” shall have the same meanings as such terms have in the 1940 Act.

14.  Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

15.  Miscellaneous.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

CHICKASAW CAPITAL MANAGEMENT, LLC

By:/s/Geoffrey Mavar
       Geoffrey Mavar, Managing Member

MAINGATE TRUST

By: /s/Matthew Mead
      Matthew Mead, Chief Executive Officer andTrustee

Schedule a

List of Series

MainGate MLP Fund

Schedule B

Name of Fund                                                                           Management Fee

MainGate MLP Fund                                                               1.25% of the Fund’s average daily net assets